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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement (Registration No. 333-49859) on Form S-1 of Tatham Offshore, Inc. of our report dated September 19, 1997, except as to the reverse stock split described in Notes 2 and 5 which is as of November 13, 1997 and except as to the restatement of earnings per share information described in Note 2 which is as of March 18, 1998, relating to the financial statements of Tatham Offshore, Inc., and our report dated
March 18, 1998, relating to the financial statements of DeepFlex Production Services, Inc., which appear in such Prospectus. We also consent to the reference to us under the heading of "Experts" in such Prospectus.



PRICE WATERHOUSE LLP

Houston, Texas
June 25, 1998